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EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 19, 2002, is made by and between Mountain Bancshares, Inc. (the "Employer"), acting on behalf of the organizers of Mountain State Bank, which is a proposed state bank (the "Bank), and LYNN H. BARRON, an individual resident of Georgia (the "Executive").

The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as Senior Vice President and Chief Financial Officer of the Bank and the Employer. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Employer. Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 16 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Employer shall employ the Executive and the Executive shall serve the Employer, as Senior Vice President and Chief Financial Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and position as are set forth in the bylaws or assigned by the Employer's and the Bank's Board of Directors (collectively, the "Board") from time to time. The Executive shall devote her business time, attention, skill and efforts to the performance of her duties hereunder, except during period of illness or periods of vacation and leaves of absence consistent with Bank policy. Notwithstanding the foregoing, the Executive may devote reasonable periods to serve as a director or advisor to other organizations, to charitable and community activities, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interest of the Bank.

2. Employment Date. The Executive's employment under this Agreement shall commence no earlier than October 1, 2002, but no later than November 1, 2002.

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3. Compensation and Benefits.

(a) The Employer shall pay the Executive a salary at a rate of not less than $92,000 per annum in accordance with the salary payment practices of the Employer. The Board shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

(b) The Executive shall participate in any retirement, welfare, deferred compensation, vacation, life and health insurance and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer and as established by by-laws or Board action.

(c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Bank. On the date of the closing of the stock offering for the initial capitalization of the Employer and the Bank, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Employer shall grant to the Executive an option (the "Performance Option") to purchase 15,000 shares of Common Stock of the Employer. The award agreement for the Performance Option shall provide that one-fifth of the shares subject to the Performance Option will vest on the last day of each of the first five fiscal years of the Bank after the Opening Date, but only if the Executive remains employed by the Bank on such date and the Bank has met the performance goals set forth herein for such year.

For each fiscal year after the Opening Date, and as a condition to the vesting of the shares subject to the Performance Option in such year (except in the event of a Change in Control), the Bank must meet the following performance criteria:

(i) the Bank shall meet or exceed 100% of the budgeted net income after tax and the budgeted deposit growth for each of the initial five (5) fiscal years of the Bank based on the annual budgets approved by the Board of the Bank for each such fiscal year.

(ii) the Bank shall maintain a regulatory examination rating of Camel 1 or 2;

provided, however, that if the Bank does not meet the performance criteria for any year, the shares subject to the Performance Option for such year may vest on the following fiscal year end, in the sole discretion of the Board, if the Bank exceeds the performance criteria for such following year. The Board shall notify the Executive of any shares subject to the Performance Option vested hereunder within a reasonable period of time after the fiscal year end to which such options pertain. The good faith determination of the Board regarding whether the Bank met its yearly performance levels shall be conclusive.

In addition, the award agreement for the Performance Option will provide that (i) the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) all options shall be exercisable at any time during the ten years following the date of initial public offering at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of Grant; and (iii) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable by the Executive's will or by the applicable laws of descent and distribution.

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The Performance Option shall become immediately exercisable and shall become 100% vested upon a Change of Control.

(d) The Executive may be eligible to receive a cash bonus in an amount determined by the Board. Specifically, the Executive shall be eligible to receive a cash bonus of up to 20% of her base salary. The aforementioned bonus will be based upon certain performance levels or criteria as set by the Board.

(e) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

4. Employee At Will. The Executive shall be an employee at will and her employment may be terminated at any time by the Employer or the Bank.

5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof "Work Products" shall mean all intellectual property rights, including all Trade Secrets, U. S. and international copyrights, patentable inventions, and other intellectual property rights in any programming documentation, technology or other work product that relates to the Employer, its business or its customers and that employee conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to disclose any Trade Secrets of the Employer during his employment or following termination of his employment so long as he is receiving compensation from the Employer, or for a period of 12 months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a) . As provided by Georgia statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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7. Protection of other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and following termination of the Executive's employment so long as he is receiving compensation from the Employer, or for a period of 12 months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a) "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer program, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, employee shall certify in writing compliance with the foregoing requirement.

9. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this, Agreement shall pass after death to the personal representatives of his estate.

10. Notice. For the purposes of this Agreement notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provide however that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Corporate Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.

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12. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

13. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

14. Certain Definitions.

(a) "Change in Control" shall mean the occurrence during the employment term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of the Employer, provided however that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least two thirds of the Incumbent Board, such new director shall, for purposes of this Agreement be considered as a member of the Incumbent Board, provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule l4a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(ii) An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

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(iii) Approval by the shareholders of the Employer of (i) a merger, consolidation, or reorganization involving the Employer, (ii) a complete liquidation or dissolution of the Employer, or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(iv) A notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or any other bank regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Agreement Conditional. This Agreement is subject to final Board approval, as well as final regulatory approval.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

Signed, sealed and delivered in the presence of: s/Brent Baker Unofficial Witness	MOUNTAIN BANCSHARES, INC. By: s/John L. Lewis Title: President/CEO

Signed, sealed and delivered in the presence of: s/Brent Baker Unofficial Witness	s/Lynn H. Barron (SEAL) LYNN H. BARRON

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